Exhibit 10.1
Term Sheet
This term sheet (the “Term Sheet”) sets forth the material terms of a Settlement Agreement and a License Agreement (the “Agreements”) between Endo Pharmaceuticals Inc. (“Endo”), on the one hand, and Lectec Corporation (“LecTec”) (collectively the “Parties”), on the other hand, to resolve the Parties’ patent infringement dispute.
The following principal terms and conditions are intended by the Parties to be included in the Agreements:
1. Dismissal of Action. On the effective date of the Agreements or as soon as practicable thereafter, the Parties will dismiss all claims and counterclaims between them currently pending in LecTec Corporation v. Chattem, Inc. Endo Pharmaceuticals Inc., et al, Civil Action No. 5:08cv130 (DF), United States District Court for the Eastern District of Texas (the “Texas Litigation”) with prejudice, with each party bearing its own costs and attorneys’ fees. LecTec agrees to withdraw its motion for preliminary injunction against Endo as of today.
2. Settlement and License Agreement. The Settlement and License Agreement will include forms of all stipulations necessary to accomplish their intent.
3. Releases. The Parties, on behalf of themselves and their Affiliates, would release each other from any and all claims, liabilities, defenses and counterclaims in the Texas Action, with respect to any cause of action which are or could have been asserted therein, and any and all claims, liabilities, defenses, or counterclaims.
4. License. The parties will enter into a License Agreement, pursuant to which LecTec would provide a license to Endo incorporating the following terms:
(a) The licensed patents shall be U.S. Patent Nos. 5,536,263 and 5,741,510, and any continuations, continuations-in-part or divisionals thereof and any U.S. patents resulting from the reissue or reexamination of such applications or claiming common priority, and any foreign counterparts thereto (collectively “the Licensed Patents”)
(b) LecTec will grant an exclusive license to Endo for the Licensed Patents in the field of use of prescription pain medications (the “Field”).
(c) Endo shall have the right to make, use, sell, offer to sell, import, and have made products within the scope of the Licensed Patents in the Field and shall be permitted to grant sublicenses within the Field.
(d) The term of the license shall be from the execution date of the Agreements through expiration of the last of the Licensed Patents.
(e) Endo shall have the right to bring suit against third parties infringing the Licensed Patent within the Field and control such litigation, and LecTec shall cooperate at Endo’s expense in any such litigation.

5. Covenant not to Sue. LecTec covenants not to sue Endo relating to any of Endo’s existing products with respect to any other patents, applications or continuations, continuations-in-part or divisionals thereof and any U.S. patents resulting from the reissue or reexamination of such applications or claiming common priority with any such patents or applications and such covenant shall run with any successor in ownership to such patents.
6. Payment. Endo shall pay to LecTec the sum of $23,000,000 on or before December 31, 2009.
7. Patent Listing. If requested by Endo, LecTec shall cooperate in effecting the listing of the Patents in Suit on the FDA’s Orange Book.
8. Confidentiality. Neither Party nor any of its respective Affiliates or representatives would make any press release or public announcement concerning the existence of the transactions contemplated hereby without the prior written approval of the other Party. This Agreement would remain strictly confidential and neither the existence of this Agreement nor its contents or the subject matter hereof will be directly or indirectly discussed with or disclosed to any other party, other than those employees, officers, directors and advisors of each Party who need to know such information for the sole purpose of effecting the intent of the Agreements and who agree to keep such information confidential and who are provided with a copy of this Agreement and agree to be bound by the terms of this section to the same extent as if they were parties hereto. Additionally, each Party would protect the confidentiality of information exchanged during the course of the negotiation of the transaction contemplated by this Term Sheet and neither Party shall disclose to any third party the confidential information of the other Party received in connection with the negotiation of this transaction. The foregoing notwithstanding, each Party would be free to make such disclosures as may be reasonably necessary to comply with all applicable laws and regulations to which it may be subject, and a form of press release for each party will be attached to the Agreement.
9. Governing Law. The Settlement and License Agreement would be governed by and interpreted and enforced with, the laws in force in the Commonwealth of Pennsylvania without regard to its conflict of laws provisions.
10. Assignment. None of the Parties would be able to assign their rights or obligations without the express prior written consent of the other Parties hereto. The Agreement would be assignable in connection with the sale of all or substantially all of the assets of the business to which the Agreement relates, provided the Party whose assets are being sold notifies the other Party of any such assignment of the Agreement in writing (including the identity of the assignee) and provided the purchaser of those assets provides written confirmation that it agrees to assume all obligations hereunder.

11. Expenses. Each Party would pay its own expenses incurred in connection with its negotiation of the Agreement the Texas Litigation and the consummation of the transactions contemplated hereby.

/s/ Guy Donatiello
Guy Donatiello, Vice President of Intellectual Property
Endo Pharmaceuticals, Inc.
Dated: November 6, 2009

/s/ Judd Berlin
Judd Berlin, Chief Executive Officer
LecTec Corporation
Dated: November 6, 2009

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